LAST UPDATED: 10/27/05
Exhibit 99.7
Pinnacle West Capital Corporation
Earnings Variance Explanations
for the Periods Ended September 30, 2005 and 2004
     This discussion explains the changes in our consolidated earnings for the three-month and nine-month periods ended September 30, 2005 and 2004. Condensed Consolidated Statements of Income for the three months and nine months ended September 30, 2005 and 2004 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 on or before November 9, 2005. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     We have three principal business segments (determined by products, services and the regulatory environment):
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution;

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.

     The following table summarizes net income for the three months and nine months ended September 30, 2005 and 2004 (dollars in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Regulated electricity	$70	$94	$152	$152
Marketing and trading	7	4	18	22
Real estate	7	4	26	10
Other (a)	1	2	3	25

Income from continuing operations	85	104	199	209
Discontinued operations — net of tax:
Marketing and trading (b)	1	—	(64)	(3)
Real estate (c)	14	1	16	2
Other (d)	4	—	4	1

Net income	$104	$105	$155	$209

(a)	The nine months ended September 30, 2004 includes a $21 million (after-tax) gain related to the sale of a limited partnership interest in the Phoenix Suns.

(b)	See “Pending Sale of Silverhawk” below.

(c)	Primarily relates to the sale of commercial properties.

(d)	Primarily relates to additional gain from the sale of NAC.
General
     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses. In addition, we have reclassified certain prior-period amounts to conform to our current-period presentation.
Pending Sale of Silverhawk
     In June 2005, we entered into an agreement to sell our 75% interest in Silverhawk to Nevada Power Company. The Nevada Public Utilities Commission approved the sale in September 2005. Closing of the sale is subject to additional regulatory approvals, including approval by the FERC and clearance by the Federal Trade Commission, which are expected to be received in the fourth quarter of 2005. As a result of this pending sale, we recorded an after-tax loss from discontinued operations of approximately $55 million in the second quarter of 2005. The marketing and trading segment discontinued operations amounts in the chart above also include the revenues and expenses related to the operations of Silverhawk.
Deferred Fuel and Purchased Power Costs
     APS’ retail rate settlement became effective April 1, 2005. As part of the settlement, the ACC approved a 4.2% annual retail rate increase and a power supply adjustor (“PSA”) that provides mechanisms for adjusting rates to reflect variations in fuel and purchased power costs. In accordance with the PSA, APS defers for future rate recovery 90% of the difference between actual fuel and purchased power costs and the amount for such costs currently included in base rates. Actual fuel and purchased power costs are higher than prior periods primarily due to higher fuel prices. The current base rate for fuel and purchased power costs is based on 2003 price levels and spot prices for natural gas and wholesale power have increased over 25% since then. Fuel costs were also higher because all of our latest generation plant additions needed to serve customer growth are higher-cost natural gas fired plants. Finally, fuel and purchased power costs were higher because plant outage days were higher in the three-months and nine-months ended September 30, 2005 compared to the prior year periods. The amount of APS’ pretax PSA deferrals at September 30, 2005 was $143 million, including $80 million of PSA deferrals that are the subject of a pending surcharge application before the ACC. Although APS defers actual fuel and purchased power costs on a current basis, APS’ recovery of the deferrals from its ratepayers is subject to annual PSA adjustments and ACC approval of periodic surcharge applications.
Operating Results — Three-month period ended September 30, 2005 compared with three-month period ended September 30, 2004
     Our consolidated net income for the three months ended September 30, 2005 was $104 million compared with $105 million for the prior-year period. The current quarter net income included $19 million (after-tax) from discontinued operations, which is primarily related to sales of commercial properties at SunCor. Income from continuing operations decreased $19 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations decreased approximately $24 million primarily due to the regulatory disallowance of plant costs in accordance with the retail rate settlement. This negative factor was partially offset by a retail price increase effective April 1, 2005; PSA deferrals, net of higher fuel and purchased power costs; higher retail sales volumes due to customer growth; effects of weather on retail sales; and lower depreciation due to lower depreciation rates.

•	Marketing and Trading Segment — Income from continuing operations increased approximately $3 million primarily due to higher mark-to-market gains on contracts for future delivery resulting from higher forward prices for wholesale electricity.

•	Real Estate Segment — Income from continuing operations increased approximately $3 million primarily due to increased parcel and commercial property sales.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Retail price increase effective April 1, 2005	$27	$16
PSA deferrals, net of higher fuel and purchased power costs	22	13
Higher retail sales volumes due to customer growth, excluding weather effects	21	13
Effects of weather on retail sales	16	10
Miscellaneous items, net	(5)	(3)

Net increase in regulated electricity segment gross margin	81	49

Marketing and trading segment gross margin:
Higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity	9	5
Miscellaneous items, net	(4)	(2)

Net increase in marketing and trading segment gross margin	5	3

Net increase in gross margin for regulated electricity and marketing and trading segments	86	52
Regulatory disallowance of plant costs, in accordance with the
APS retail rate settlement	(143)	(87)
Higher real estate segment contribution primarily related to increased parcel and commercial property sales	5	3
Higher other income primarily due to increased interest income	6	4
Lower depreciation and amortization due to lower depreciation rates partially offset by higher depreciable assets	6	4
Miscellaneous items, net	1	5

Net decrease in income from continuing operations	$(39)	(19)

Discontinued operations primarily related to real estate asset sales		18

Net decrease in net income		$(1)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $82 million higher for the three months ended September 30, 2005 compared with the prior-year period primarily as a result of:
•	a $29 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $27 million increase in retail revenues due to a price increase effective April 1, 2005;

•	a $21 million increase due to the effects of weather on retail sales;

•	an $8 million increase in Off-System Sales primarily due to sales previously reported in the marketing and trading segment classified as of April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate settlement; and

•	a $3 million decrease due to miscellaneous factors.
Marketing and Trading Segment Revenues
     Marketing and trading segment revenues were $16 million higher for the three months ended September 30, 2005 compared with the prior-year period primarily as a result of:
•	a $9 million increase in mark-to-market gains on forward contracts resulting from higher prices for wholesale electricity;

•	a $7 million increase from higher prices for competitive retail sales in California;

•	a $6 million increase in energy trading revenues on realized sales of electricity primarily due to higher delivered electricity prices; and

•	a $6 million decrease from generation sales other than Native Load due to lower sales volumes and the elimination of sales previously reported in the marketing and trading segment classified as of April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate settlement.
Real Estate Revenues
     Real estate revenues were $6 million higher for the three months ended September 30, 2005 compared with the prior-year period primarily due to increased parcel sales at SunCor.
Operating Results — Nine-month period ended September 30, 2005 compared with nine-month period ended September 30, 2004
     Our consolidated net income for the nine months ended September 30, 2005 was $155 million compared with $209 million for the prior-year period. The current year period net income included a loss from discontinued operations of $44 million (after-tax), which is primarily related to the pending sale and revenue and expenses related to Silverhawk (see discussion above), partially offset by sales of commercial properties at SunCor. Income from continuing operations decreased $10 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations remained the same as the prior year period. The current period includes the regulatory disallowance of plant costs in accordance with the APS retail rate settlement; higher operations and maintenance costs primarily related to customer service, generation and benefit costs; and higher property taxes due to increased plant in service. These negative factors were offset by a retail price increase effective April 1, 2005; higher retail sales volumes due to customer growth; PSA deferrals, net of higher fuel and purchased power costs; the absence of regulatory asset amortization; effects of weather on retail sales and lower depreciation due to lower depreciation rates.

•	Marketing and Trading Segment — Income from continuing operations decreased approximately $4 million primarily due to lower realized margins on wholesale sales and competitive retail sales in California, partially offset by higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity.

•	Real Estate Segment — Income from continuing operations increased approximately $16 million primarily due to increased parcel sales.

•	Other Segment — Income from continuing operations decreased approximately $22 million primarily due to an after-tax gain related to the sale of a limited partnership interest in the Phoenix Suns recorded in the prior-year period.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Retail price increase effective April 1, 2005	$54	$32
Higher retail sales volumes due to customer growth, excluding weather effects	41	25
PSA deferrals, net of higher fuel and purchased power costs	39	23
Effects of weather on retail sales	14	8
Miscellaneous items, net	(4)	(2)

Net increase in regulated electricity segment gross margin	144	86

Marketing and trading segment gross margin:
Higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity	9	5
Lower unit margins on competitive retail sales in California	(7)	(4)
Lower realized margins on wholesale sales primarily due to lower sales volumes and higher prices	(7)	(4)
Miscellaneous items, net	(1)	—

Net decrease in marketing and trading segment gross margin	(6)	(3)

Net increase in gross margin for regulated electricity and marketing and trading segments	138	83
Regulatory disallowance of plant costs, in accordance with the APS retail rate settlement	(143)	(87)
Higher real estate segment contribution primarily related to increased parcel sales	27	16
Lower other income primarily due to sale of limited partnership interest in Phoenix Suns recorded in the prior-year period partially offset by higher interest income	(32)	(19)
Operations and maintenance increases primarily due to:
Customer service costs, including planned maintenance and demand side management costs	(17)	(10)
Generation costs, including planned maintenance	(14)	(8)
Benefit costs	(2)	(1)
Depreciation and amortization decreases primarily due to:
Absence of regulatory asset amortization	20	12
Lower depreciation rates partially offset by higher depreciable assets	13	8
Higher property taxes primarily due to increased plant in service	(10)	(6)
Miscellaneous items, net	5	2

Net decrease in income from continuing operations	$(15)	(10)

Discontinued operations primarily related to the pending sale of Silverhawk (see discussion above) and real estate assets sales		(44)

Net decrease in net income		$(54)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $143 million higher for the nine months ended September 30, 2005 compared with the prior-year period primarily as a result of:
•	a $56 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $54 million increase in retail revenues due to a price increase effective April 1, 2005;

•	a $20 million increase in Off-System Sales primarily due to sales previously reported in the marketing and trading segment classified as of April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate settlement;

•	a $12 million increase in retail revenues related to weather; and

•	a $1 million increase due to miscellaneous factors.
Marketing and Trading Segment Revenues
     Marketing and trading segment revenues were $23 million lower for the nine months ended September 30, 2005 compared with the prior-year period primarily as a result of:
•	a $25 million decrease from generation sales other than Native Load due to lower sales volumes and the elimination of sales previously reported in the marketing and trading segment classified as of April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate settlement;

•	a $10 million increase in mark-to-market gains on forward contracts resulting from higher prices for wholesale electricity;

•	a $6 million decrease from lower volumes on competitive retail sales in California; and

•	a $2 million decrease in energy trading revenues on realized sales of electricity primarily due to lower volumes.
Real Estate Revenues
     Real estate revenues were $46 million higher for the nine months ended September 30, 2005 compared with the prior-year period primarily due to increased parcel sales at SunCor.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2005	2004	Amount	Percent
Operating Revenues
Regulated electricity segment	$753,428	$670,559	$82,869	12.4%	B
Marketing and trading segment	107,031	91,267	15,764	17.3%	B
Real estate segment	78,755	72,754	6,001	8.2%	B
Other revenues	16,369	12,585	3,784	30.1%	B

Total	955,583	847,165	108,418	12.8%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	203,519	202,156	1,363	0.7%	W
Marketing and trading segment purchased power and fuel	86,945	76,684	10,261	13.4%	W
Operations and maintenance	158,940	158,607	333	0.2%	W
Real estate segment operations	65,880	66,414	(534)	0.8%	B
Depreciation and amortization	87,123	93,360	(6,237)	6.7%	B
Taxes other than income taxes	34,325	31,020	3,305	10.7%	W
Other expenses	13,521	9,568	3,953	41.3%	W
Regulatory disallowance	143,217	—	143,217	100.0%	W

Total	793,470	637,809	155,661	24.4%	W

Operating Income	162,113	209,356	(47,243)	22.6%	W

Other
Allowance for equity funds used during construction	2,852	(1,327)	4,179	314.9%	B
Other income	8,694	2,786	5,908	212.1%	B
Other expense	(4,915)	(5,094)	179	3.5%	B

Total	6,631	(3,635)	10,266	282.4%	B

Interest Expense
Interest charges	47,046	46,715	331	0.7%	W
Capitalized interest	(3,301)	(4,506)	1,205	26.7%	W

Total	43,745	42,209	1,536	3.6%	W

Income From Continuing Operations Before Income Taxes	124,999	163,512	(38,513)	23.6%	W

Income Taxes	40,305	59,183	(18,878)	31.9%	B

Income From Continuing Operations	84,694	104,329	(19,635)	18.8%	W

Income From Discontinued Operations
Net of Income Taxes	19,043	1,071	17,972	1678.1%	B

Net Income	$103,737	$105,400	$(1,663)	1.6%	W

Weighted-Average Common Shares Outstanding — Basic	98,697	91,357	7,340	8.0%

Weighted-Average Common Shares Outstanding — Diluted	98,816	91,491	7,325	8.0%

Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.86	$1.14	$(0.28)	24.6%	W
Net Income — Basic	$1.05	$1.15	$(0.10)	8.7%	W
Income From Continuing Operations — Diluted	$0.86	$1.14	$(0.28)	24.6%	W
Net Income — Diluted	$1.05	$1.15	$(0.10)	8.7%	W
Certain prior-year amounts have been reclassified to conform to the 2005 presentation.
     B — Better
     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	NINE MONTHS ENDED
	SEPTEMBER 30,		Increase (Decrease)
	2005	2004	Amount	Percent
Operating Revenues
Regulated electricity segment	$1,749,110	$1,605,952	$143,158	8.9%	B
Marketing and trading segment	267,460	290,107	(22,647)	7.8%	W
Real estate segment	232,950	186,762	46,188	24.7%	B
Other revenues	46,763	32,904	13,859	42.1%	B

Total	2,296,283	2,115,725	180,558	8.5%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	442,532	442,409	123	0.0%	W
Marketing and trading segment purchased power and fuel	215,347	232,516	(17,169)	7.4%	B
Operations and maintenance	467,121	434,588	32,533	7.5%	W
Real estate segment operations	190,555	175,560	14,995	8.5%	W
Depreciation and amortization	262,030	294,942	(32,912)	11.2%	B
Taxes other than income taxes	103,528	93,658	9,870	10.5%	W
Other expenses	39,451	25,893	13,558	52.4%	W
Regulatory disallowance	143,217	—	143,217	100.0%	W

Total	1,863,781	1,699,566	164,215	9.7%	W

Operating Income	432,502	416,159	16,343	3.9%	B

Other
Allowance for equity funds used during construction	8,407	2,859	5,548	194.1%	B
Other income	18,019	49,980	(31,961)	63.9%	W
Other expense	(12,985)	(14,274)	1,289	9.0%	B

Total	13,441	38,565	(25,124)	65.1%	W

Interest Expense
Interest charges	142,820	135,064	7,756	5.7%	W
Capitalized interest	(10,134)	(8,686)	(1,448)	16.7%	B

Total	132,686	126,378	6,308	5.0%	W

Income From Continuing Operations Before Income Taxes	313,257	328,346	(15,089)	4.6%	W

Income Taxes	113,863	119,476	(5,613)	4.7%	B

Income From Continuing Operations	199,394	208,870	(9,476)	4.5%	W

Income (Loss) From Discontinued Operations
Net of Income Taxes	(44,474)	596	(45,070)	7562.1%	W

Net Income	$154,920	$209,466	$(54,546)	26.0%	W

Weighted-Average Common Shares Outstanding — Basic	95,642	91,322	4,320	4.7%

Weighted-Average Common Shares Outstanding — Diluted	95,755	91,430	4,325	4.7%

Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$2.08	$2.29	$(0.21)	9.2%	W
Net Income — Basic	$1.62	$2.29	$(0.67)	29.3%	W
Income From Continuing Operations — Diluted	$2.08	$2.28	$(0.20)	8.8%	W
Net Income — Diluted	$1.62	$2.29	$(0.67)	29.3%	W
Certain prior-year amounts have been reclassified to conform to the 2005 presentation.
     B — Better
     W — Worse